EXHIBIT 99.1

Feb. 3, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin
(713) 507-6466

DYNEGY ANNOUNCES AGREEMENT TO SELL ILLINOIS POWER TO AMEREN

•	$2.3 billion transaction includes stock of Illinois Power and Dynegy’s 20 percent minority interest in the Joppa power generation facility

•	Transaction will strengthen Dynegy’s financial condition through significantly lower debt levels

•	Ameren to assume $1.8 billion of Illinois Power debt at closing

•	Dynegy to receive $400 million in cash at closing

•	Remaining $100 million of the purchase price to be escrowed by Ameren

•	Companies enter into two-year power purchase agreement; Ameren will purchase 2,800 megawatts of capacity and energy to serve Illinois Power’s customers beginning in 2005

•	Illinois Power President Larry Altenbaumer announces retirement effective April 1, 2004

HOUSTON (Feb. 3, 2004) – Dynegy Inc. (NYSE: DYN), the parent company of Illinois Power Company, today announced that it has entered into an agreement with Ameren Corp. (NYSE: AEE) through which Ameren will acquire all of the outstanding common and preferred stock of Illinois Power owned by Illinova Corp., a Dynegy subsidiary. The agreement also includes the sale of Dynegy’s 20 percent minority interest in the Joppa power generation facility in Joppa, Ill. Ameren is currently the operator of and has a 60 percent ownership interest in the 1,086-gross-megawatt coal-fired facility.

The $2.3 billion purchase price consists of the assumption of Illinois Power’s debt, estimated to be approximately $1.8 billion at closing, $400 million of cash, subject to working

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DYNEGY ANNOUNCES AGREEMENT TO SELL

ILLINOIS POWER TO AMEREN

capital adjustments, and a $100 million escrow. The escrow is to be released in full on Dec. 31, 2010 or sooner on the occurrence of specified events relating to contingent environmental liabilities associated with Illinois Power’s former generating facilities. Illinois Power’s $2.3 billion intercompany note receivable, which was established in connection with Illinois Power’s transfer of its generation facilities prior to Dynegy’s merger with Illinova in 2000, will be eliminated in conjunction with the closing of the transaction.

“This transaction is a significant step forward in our ongoing efforts to improve the balance sheets of both Dynegy and Illinois Power and to create financially stronger companies,” said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. “Our agreement will also further solidify Dynegy’s position as an operationally focused company with a business model consisting of unregulated energy businesses where we believe we have competitive advantages, market share and growth potential for our shareholders.”

In a related agreement that is conditioned upon the closing of the transaction, Dynegy has contracted to sell 2,800 megawatts of capacity and energy to Illinois Power for two years beginning in January 2005. The capacity will be provided by Dynegy’s generation facilities in Illinois and used by Ameren to meet Illinois Power’s customer demand.

“Through this new power purchase agreement, Dynegy and our more than 600 generation employees in Illinois will remain committed to serving the state’s electricity needs following the completion of the sales transaction,” Williamson said. “Our arrangement with Ameren to serve the Illinois market will ensure continued reliability for Illinois Power’s customers.”

The sale is conditioned upon, among other things, the receipt of approvals from the Illinois Commerce Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and other governmental and regulatory agencies. Pending these approvals, the acquisition is expected to close in the fourth quarter of 2004. There is no special legislation required to complete the transaction.

In connection with today’s announcement, Larry F. Altenbaumer, president of Illinois Power, announced his retirement, effective April 1, 2004, after more than 30 years with the company. He will serve in a consulting role and assist with the approval process over the next

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DYNEGY ANNOUNCES AGREEMENT TO SELL

ILLINOIS POWER TO AMEREN

several months. Blake Young, who currently serves as executive vice president and chief administrative officer of Dynegy, will assume overall responsibility of Illinois Power and the transition to Ameren during the regulatory approval process.

“We appreciate Larry’s many years of service to the company and wish him the best in his retirement,” Williamson added. “Blake has played a key role in Dynegy’s restructuring over the past year and a half, and he has successfully managed our exit from non-core businesses, including the sale of global communications and certain domestic and international generation assets. He will now bring his leadership to Illinois Power during the regulatory approval process, while ensuring we maintain safe and reliable service to our customers.”

Dynegy intends to use the net cash proceeds from the transaction to reduce debt. Assuming a fourth quarter 2004 closing, the sale of Illinois Power is expected to improve Dynegy’s liquidity position and be dilutive to earnings beginning in 2005. For accounting purposes, based on its current analysis, the company expects to record the following items in connection with the transaction:

•	An impairment of goodwill associated with Illinois Power of approximately $90 million, which is based on the fair value indicated by today’s Board-approved transaction with Ameren. This impairment will be reflected in the fourth quarter 2003, as required by GAAP, and will increase the company’s 2003 net loss from $364 million as reported on January 29 to approximately $454 million;

•	An after-tax charge of approximately $10 million relating to fees expected to be recorded in connection with the transaction, as well as approximately $5 million in associated tax payments. This charge will be recognized in the first quarter 2004 as required by GAAP; and

•	An after-tax gain of approximately $80 million relating to Dynegy’s 20 percent minority interest in the Joppa power generation facility. This gain will be recognized upon closing the transaction, which is expected to occur in the fourth quarter 2004.

2004 Guidance Estimate Update

Assuming a Dec. 31, 2004 closing, the accounting ramifications discussed above, which are subject to change primarily as a result of working capital adjustments, will impact the

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DYNEGY ANNOUNCES AGREEMENT TO SELL

ILLINOIS POWER TO AMEREN

company’s 2004 earnings guidance estimates as reported on January 29 as follows:

•	The anticipated $15 million pre-tax charge associated with transaction fees reduces the company’s EBITDA estimate for the regulated energy delivery segment to $295-$305 million;

•	The anticipated $80 million gain associated with Dynegy’s investment in Joppa increases the company’s EBITDA estimate for the power generation segment to $540-$550 million;

•	The $65 million net gain from these items reduces Dynegy’s projected 2004 net loss to $75-$45 million, or $(0.20) to $(0.12) per share; and

•	The $400 million in anticipated cash proceeds at closing, offset by approximately $30 million in expected cash payments of fees and taxes associated with the transaction, increases the company’s free cash flow estimate to $430-$480 million.

Credit Suisse First Boston acted as Dynegy’s financial advisor in connection with the transaction.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity and gas processing plants that process more than 2 billion cubic feet of natural gas per day.

Illinois Power owns approximately 40,000 miles of electric transmission and distribution lines, more than 750 miles of natural gas transmission pipe and 7,600 miles of natural gas distribution lines. Illinois Power, which has more than 1,800 employees and approximately 590,000 electricity customers and 415,000 natural gas customers across northern, central and southern Illinois, currently comprises Dynegy’s regulated energy delivery reporting segment.

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the sale of Illinois Power Company, the resulting improvement of Dynegy’s liquidity beginning in 2005 and the effectiveness of a power purchase agreement with Ameren. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the receipt of required regulatory approvals and the satisfaction of other conditions precedent to closing. There can be no assurance that such conditions will be satisfied or that such closing will occur. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.